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                                                                    Exhibit 99.1



IFX Corporation Decides Not To Appeal Notice of Nasdaq Delisting

Miami - December 12, 2002

IFX Corporation ("IFX") (NASDAQ: FUTR, www.ifxcorp.com) reported today that the Company has decided not to file an appeal with the Nasdaq Listing Qualifications Panel of the notice of Nasdaq delisting of IFX's securities. On December 10, 2002, the Company reported that it received the Nasdaq Staff Determination on December 6, 2002, indicating that the Company had failed to comply with the minimum $2,500,000 stockholders' equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market.

Accordingly, the Company's common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on December 16, 2002. After delisting, the Company expects that its common stock would be quoted on the Over-the-Counter Bulletin Board (OTCBB). Information regarding the OTCBB can be found at www.otcbb.com.
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IFX had previously announced that on October 17, 2002, Nasdaq notified the
Company that it was not in compliance with Marketplace Rule 4310(c)(2)(B), which requires IFX to have a minimum of $2,000,000 in net tangible assets or $2,500,000 in stockholders' equity or a market capitalization of $35,000,000 or $500,000 of net income for the most recently completed fiscal year or two of the three most recently completed fiscal years. In addition, the Company had previously announced that on February 14, 2002, the NASDAQ Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive trading days and, as a result, did not comply with Marketplace Rule 4310 (c) (4).



IFX Corporation ("IFX") (NASDAQ: FUTR; www.ifxcorp.com) is a continent-wide Network Service Provider. The Company's operations are headquartered in Miami Lakes, Florida. IFX operates a pan-regional Internet Protocol network that is marketed under the IFX Networks brand name, provides Internet network connectivity and offers a broad range of value-added services to multinationals, Internet Service Providers, telecommunications carriers and small to medium-sized businesses in Latin America. Although the Company's primary focus is to pursue multinational businesses, carriers and small to medium-sized businesses in Latin America, the Company continues to provide consumer Internet products and services.

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IFX offers network solutions that include region-wide wholesale and private label Internet access, dedicated fixed wireline and wireless Internet access, unlimited dial-up roaming access to IFX Network's POPs throughout the Latin American region, web design, web-hosting and co-location, dial-up local area network, or LAN services, and virtual private network, or VPN services, and full technical support.


This news release contains forward-looking statements which are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include, among others, IFX's limited operating history and experience in the Internet network business, IFX's ability to attract significant additional financing, continuing losses and negative cash flow from operations, and the economic, political, currency and other risks associated with international expansion, especially in Latin America. In addition, the auditors' report on IFX's June 30, 2002 consolidated financial statements contained an explanatory paragraph relating to IFX's ability to continue as a going concern and NASDAQ staff has advised IFX that on December 16, 2002 it will be delisted from the Nasdaq SmallCap Market. Order imbalances or selling pressure may result from the announcement of Nasdaq delisting and the anticipated trading of IFX common stock on the OTCBB. Additional risk factors that could affect IFX's financial results are set forth in IFX's reports and documents filed from time to time with the Securities and Exchange Commission.


For more information:

IFX Corporation

Joel Eidelstein

President

Tel: (305) 512-1100